Exhibit 10.1

September 2, 2021

VIA ELECTRONIC MAIL

Timothy Cutt

3070 Walden Place

Mandeville, LA 70448

Re:	Amendment to Offer Letter

Dear Tim:

This amendment (this “Amendment’), reflects our agreement to modify your original offer letter between you and Gulfport Energy Corporation (the “Company”), dated as of May 17, 2021 (the “Offer Letter”), pursuant to the following terms and conditions, effective as of September 2, 2021. Any capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Offer Letter.

1.	All references to Interim Chief Executive Officer and Interim CEO in the Offer Letter shall be replaced with Chief Executive Officer and CEO, respectively. Any reference to “Change of Control” shall have the meaning assigned to such term in the Gulfport Energy Corporation 2021 Stock Incentive Plan (the “Equity Plan”).

2.	The first four sentences of Section 3 of the Offer Letter shall be deleted in their entirety and replaced with the language that follows:

“You shall serve as the CEO until such time as either you or the Company gives notice of intent to terminate your employment (the period during which you serve as the CEO shall be referred to interchangeably as the “Initial Term” or the “Term”). Subject to the Board’s ability to remove you at any time, you shall continue to serve as Chairman of the Board following the conclusion of the Term (the “Chairman Role”). You agree to give ninety (90) days’ notice of your intent to resign as CEO at any time.”

3.	The second and third sentences of Section 4 of the Offer Letter shall be deleted in their entirety.

4.	The reference to Initial Term in the second sentence of Section 5 of the Offer Letter shall be replaced with December 31, 2021. The third and fourth sentences of Section 5 of the Offer Letter shall be deleted in their entirety.

5.	A new sentence shall be added to the end of Section 6(a) of the Offer Letter, as follows:

“Notwithstanding the foregoing, you acknowledge and agree that the equity awards granted to you by the Company effective as of July 23, 2021 have satisfied the Company’s obligations pursuant to this Section 6(a).”

6.	A new section shall be added to the Offer Letter as Section 8, as follows:

“8. Severance: Notwithstanding anything to the contrary herein, upon your termination of employment by the Company without Cause following the occurrence of a Change of Control, subject to your execution and non-revocation of an effective release of claims in a form provided by the Company within sixty (60) days following such termination of employment, you will receive severance in an amount equal to three (3) times the sum of (x) your then-current Base Salary plus (y) your target annual bonus for the year in which such termination occurs, payable in a lump sum on the date that is sixty (60) days following such termination of employment. Following your termination of employment, if you breach any of the restrictive covenants contained in Sections 11 - 17 hereof, your right to receive such severance payments shall immediately cease and be forfeited, and any prior severance payments previously paid to you shall be immediately repaid by you to the Company.”

7.	Existing Sections 8 through 25 of the Offer Letter are hereby renumbered as 9 through 26, respectively, and any references to such Sections are hereby deemed updated as necessary.

This Amendment shall only serve to amend and modify the Offer Letter to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Offer Letter which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF or DocuSign file shall constitute original signatures.

* * *

Please countersign this Amendment below to indicate your acceptance of these terms and conditions.

Sincerely,

GULFPORT ENERGY CORPORATION

By:	/s/ Jason Martinez
Jason Martinez
Compensation Committee Chairman

AGREED AND ACKNOWLEDGED

/s/ Timothy Cutt	September 2, 2021
Timothy Cutt	Date

3